Exhibit 99.1

Thomas H. Lee Partners Acquires Majority Stake in Party City

Advent International, Berkshire Partners and Weston Presidio Join in $2.69 Billion Recapitalization Transaction

Boston, MA and Rockaway, NJ, June 5, 2012 – Thomas H. Lee Partners, L.P. (“THL”), a leading private equity firm, announced today that it has signed a definitive agreement under which THL will acquire a majority stake in Party City Holdings Inc. (“Party City”), America’s premier party supplies retailer, in a recapitalization transaction valued at $2.69 billion. Advent International Corp. (“Advent”), Berkshire Partners LLC (“Berkshire Partners”), Weston Presidio (“Weston Presidio”) and company management, which currently own Party City, will continue to hold significant minority stakes following the recapitalization.

“Party City leads the $10 billion retail party goods industry in terms of product selection and retail network. We look forward to working closely with the team at Party City to maximize its scale and vertically integrated business model to continue to grow its business,” said Todd M. Abbrecht, a managing director at THL.

“From its founding in 1947, the company has evolved to become a world-class company with widely recognized brands, a broad product offering, a strong global sourcing model and a category-defining retail concept,” said Gerald C. Rittenberg, Party City’s Chief Executive Officer. “The management team and I look forward to welcoming THL as an investor and working with the expanded shareholder group to position us for future growth across each of our channels. We are appreciative of the terrific partnership and guidance of our existing investors in the development and execution of our strategic plan.”

Party City’s decorated party supply products are available in over 40,000 retail outlets worldwide, as well as in its own retail network of approximately 825 permanent party superstores and 400 temporary Halloween locations. The company also sells direct to customers through its e-commerce website, PartyCity.com.

“Party City is by far the leader in the wholesale and retail party goods industry,” said Steven J. Collins, a managing director at Advent International. “With the additional leadership and support of THL, we believe the company is well-positioned to continue its successful development.”

“We are proud of Party City’s achievements since our original investment in 2004 and fortunate to have a long-standing, talented management team,” said Robert J. Small, a managing director at Berkshire Partners. “We believe the company is in an even better position today and are excited to remain partners with Gerry and his team for this next chapter of growth.”

Kevin M. Hayes, a partner at Weston Presidio, said, “We believe Party City has significant opportunities to enhance its leadership position in the party goods industry. We look forward to working with the THL team and our existing partners to help Party City pursue and achieve its growth objectives.”

BofA Merrill Lynch and Moelis & Company acted as financial advisors and Weil, Gotshal & Manges LLP acted as legal advisor to THL. Goldman Sachs, & Co. and Deutsche Bank Securities Inc. acted as financial advisors to Party City. Ropes & Gray acted as legal advisor to Advent International, Berkshire Partners, Weston Presidio and Party City.

About Party City

Party City designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. Party City also operates retail party goods and social expressions supply stores in the United States under the names Party City, Halloween City and Factory Card & Party Outlet. Party City is America’s largest party goods chain and the country’s premier retailer of Halloween costumes, theme party supplies, birthday decorations and other specialty party supplies.

About Thomas H. Lee Partners

Thomas H. Lee Partners, L.P. (“THL”) is one of the world’s oldest and most experienced private equity firms. The firm invests in growth-oriented global businesses, headquartered principally in North America, across three broad sectors: Consumer & Healthcare, Media & Information Services and Business & Financial Services. THL’s team of investment and operating professionals partner with portfolio company management teams to identify and implement business process improvements that accelerate sustainable revenue and profit growth. Since its founding in 1974, THL has raised approximately $22 billion of equity capital and invested in more than 100 businesses with an aggregate purchase price of more than $150 billion. THL strives to build great companies of lasting value and generate superior investment returns. For more information, please visit www.thl.com.

About Advent International

Founded in 1984, Advent is one of the world’s leading global buyout firms, with offices in 16 countries on four continents. A driving force in international private equity for 27 years, Advent has built an unparalleled global platform of over 170 investment professionals across Western and Central Europe, North America, Latin America and Asia. The firm focuses on international buyouts, strategic repositioning opportunities and growth buyouts in five core sectors, working actively with management teams to drive revenue growth and earnings improvements in portfolio companies. Since its inception, Advent has raised $26 billion in private equity capital and, through its buyout programs, has completed over 270 transactions in 35 countries. For more information, please visit www.adventinternational.com.

About Berkshire Partners LLC

Berkshire Partners, a Boston-based private equity firm, has invested in over 100 middle market companies since 1986 through eight investment funds with aggregate capital commitments of $11 billion. Berkshire Partners has developed specific industry experience in several areas including consumer products and retail, business services, industrial manufacturing, transportation and communications. Berkshire Partners has a strong history of partnering with management teams to grow the companies in which we invest with the goal of consistently achieving superior investment returns. The firm seeks to invest $50 million to $500 million of equity capital in each portfolio company. For additional information, visit www.berkshirepartners.com.

About Weston Presidio

Weston Presidio, founded in 1991, is a private equity firm that has managed five investment funds aggregating over $3.3 billion. The firm focuses its investment activities on growth companies in the consumer, business services and industrial growth sectors. With offices in Boston and San Francisco, Weston Presidio targets middle market opportunities primarily in the United States. More information is available at www.westonpresidio.com.

#        #        #

Contacts:

Matt Benson/Robin Weinberg, 212-687-8080, Sard Verbinnen & Co, for Thomas H. Lee Partners

Chuck Dohrenwend/Dana Gorman, 212-371-5999, The Abernathy MacGregor Group, for Party City Holdings, Advent International and Weston Presidio

Jennifer Boyce, Berkshire Partners, 617-227-0050